Exhibit 99.1

CHELSEA THERAPEUTICS CLOSES $21.5 MILLION PLACEMENT WITH

LEADING BIOTECH INVESTORS

Proceeds Enable Phase II Proof of Concept Studies of CH-1504 in Rheumatoid Arthritis and Psoriasis

and Expansion of Therapeutic Pipeline

Charlotte, NC February 14, 2006 – Chelsea Therapeutics International, Ltd. (OTCBB: CHTP), completed a private placement of approximately 7.2 million shares of its common stock to institutional and other accredited investors, resulting in gross proceeds of approximately $21.5 million. This reflected the maximum authorized amount, including a $6.5 million overallotment. The investors in the private placement also received 5-year warrants to purchase approximately 2.2 million additional shares at an exercise price of $4.20. Paramount BioCapital, Inc. acted as sole placement agent.

Healthcor Management, LP was the lead investor in this financing which also included significant participation from RA Capital Management, Great Point Partners, GMT Capital, Vivo Ventures, as well as a number of other well-known healthcare investors. Proceeds from the private placement will be used primarily to fund the continued clinical development of its patented CH-1504 drug, preclinical development of additional antifolates in its pipeline, licensing additional clinical drug candidates, working capital and general corporate purposes.

“This significant financing, inclusive of some of the more notable investors in the biotech sector, is a clear and strong validation of our current therapeutic pipeline, business progress, and long-term prospects. The infusion of new capital should provide us with financial support to move our lead compound, CH-1504, through Phase II clinical trials and reach proof of concept in both rheumatoid arthritis and psoriasis,” commented Dr. Simon Pedder, Chelsea’s President and Chief Executive Officer. “Given the comprehensive body of preclinical and clinical data that supports the superior safety and tolerability profile of CH-1504 versus methotrexate, we believe Chelsea is well positioned to capture a unique market and build value for patients and shareholders alike.”

The private placement of shares and warrants was made under Regulation D of the Securities Act of 1933, as amended. The Company has agreed to file a registration statement covering the resale of shares purchased by these investors within 30 days and to use its best efforts to have such registration statement declared effective within 120 days.

About CH-1504

CH-1504 is the lead product candidate in Chelsea’s portfolio of novel antifolate compounds developed by Dr. Gopel Nair and licensed by the company in 2004. An orally available and metabolically inert antifolate with potent anti-inflammatory and anti-tumor properties, CH-1504 potently inhibits several key enzymes that are required for cell proliferation. Preclinical and clinical data to date suggests superior safety and tolerability, as well as increased potency versus Methotrexate (MTX), currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Diseases that may potentially benefit from the compound include rheumatoid arthritis (RA), psoriasis, inflammatory bowel disease, cancer and other immunological disorders.

Chelsea reported positive preliminary results from its U.K. Phase I trials for all oral indications of CH-1504 in December 2005 and anticipates the initiation of Phase II trials for RA and Psoriasis early in 2006. Additionally, an independent six-month pilot clinical study compared CH-1504 to MTX in 20 RA patients in Peru. Although this pilot study will not be used as a part of the U.S. regulatory approval process, the results of this study suggest that CH-1504 has lower toxicity and improved tolerability, as well as potentially increased efficacy versus MTX. Preclinical animal models have also indicated that CH-1504 may have superior efficacy and a greater therapeutics window than MTX.

RA affects approximately two million Americans, almost 1% of the population, and the global market for pharmaceuticals to treat RA was estimated at $6.3 billion in 2004. MTX is currently the most commonly prescribed treatment for RA and had sales of approximately $500 million in 2004. Psoriasis, another condition that may be positively impacted by treatment with CH-1504, is an immune-mediated chronic skin disease that affects more than 4.5 million Americans.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea develops technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Early clinical data suggests that Chelsea’s lead product candidate, CH-1504, may support a safe and effective treatment for rheumatoid arthritis and may have further applications for psoriasis, certain cancers and other immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, our history of losses and need to raise more money, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856